Exhibit 15

EXECUTION VERSION

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES IN ACCORDANCE WITH THE TERMS AS SET FORTH HEREIN. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 2(c)(iii) AND 13 HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES DELIVERABLE UPON EXCHANGE HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2(c)(iii) OF THIS NOTE.

BEAMS POWER INVESTMENT LIMITED

RESTATED SENIOR EXCHANGEABLE NOTE

Issuance Date: August 10, 2011	Original Principal Amount: U.S.$30,000,000

FOR VALUE RECEIVED, Beams Power Investment Limited, a company with limited liability registered under the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “Issuer”), hereby promises to pay to Warburg Pincus Private Equity IX, L.P. or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, exchange or otherwise, the “Principal”), the Premium, the Prior Late Charges, the Forbearance Late Charges, the Expenses and any accrued and unpaid Additional Late Charges pursuant to the terms hereof when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 27 hereof.

1.             PAYMENTS OF PRINCIPAL, PREMIUM, PRIOR LATE CHARGES, FORBEARANCE LATE CHARGES AND EXPENSES. On the Maturity Date, the Issuer shall pay to the Holder an amount in cash representing the entire outstanding Obligation. The “Maturity Date” shall be November 23, 2011 as may be extended at the option of the Holder through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that (a) a Change of Control is publicly announced, (b) the Company has entered into a definitive agreement regarding a Change of Control, or (c) a Corporate Transaction Notice (as defined in Section 4(a) hereof) with respect to such Change of Control is delivered prior to such time; provided that the Maturity Date as extended should in no event be later than the day immediately preceding the consummation date of such Change of Control as long as the Holder has received written notice from the Issuer or has actual knowledge of such Change of Control at least fifteen (15) days prior to the consummation thereof. The Issuer may not prepay any portion of the Obligation. This Restated Senior Exchangeable Note (as may be amended, supplemented, restated or otherwise modified from time to time, the “Note”), shall not bear any interest (other than the Premium, the Prior Late Charges, the Forbearance Late Charges, the Additional Late Charges and the Expenses). In the event the Issuer fails to pay all of the outstanding Obligation by the Maturity Date, the Issuer shall not pay, prior to March 22, 2012, any portion of the Obligation outstanding as of immediately after the Maturity Date without the Holder’s prior written consent, which consent may be withheld in the Holder’s sole discretion.

2.             EXCHANGE OF NOTE. This Note shall be exchangeable for fully paid and non-assessable shares of common stock of Synutra International, Inc., a Delaware Corporation (the “Company”), par value U.S.$0.0001 per share (the “Common Stock”), held by the Issuer, on the terms and conditions set forth in this Section 2.

(a)           Exchange Right. At any time and from time to time, the Holder may surrender this Note, in whole or in part, for exchange at the Exchange Price (as defined in Section 2(b)(ii) hereof) then in effect.

(b)           Exchangeable Shares. The number of shares of Common Stock held by the Issuer transferable upon exchange of the Exchange Amount pursuant to Section 2(a) hereof shall be determined by dividing (x) such Exchange Amount by (y) the Exchange Price.

(i)            “Exchange Amount” means the portion of the Obligation (as defined below) to be exchanged or otherwise with respect to which this determination is being made.

(ii)           “Exchange Price” means (A) in the event the exchange right is being exercised prior to the Maturity Date, the lesser of (I) U.S.$7.98165 (the “Initial Exchange Price”), and (II) the amount equal to 90% of the Weighted Average Price of the Common Stock for the thirty (30)-Trading Day period ending on the most recent Trading Day immediately preceding the date that the Holder delivers the Exchange Notice (as defined below), in each case subject to the adjustments in accordance with Section 6 hereof; or (B) in the event the exchange right is being exercised on or after the Maturity Date, the lesser of (x) the Initial Exchange Price, (y) the amount equal to 90% of the Weighted Average Price of the Common Stock for the thirty (30)-Trading Day period ending on the most recent Trading Day immediately preceding the date that the Holder delivers the Exchange Notice, and (z) the amount equal to 90% of the Weighted Average Price of the Common Stock for the thirty (30)-Trading Day period ending on the most recent Trading Day immediately preceding the Maturity Date, in each case subject to the adjustments in accordance with Section 6 hereof.

(c)           Mechanics of Exchange.

(i)            Optional Exchange. To exchange any Exchange Amount into shares of Common Stock held by the Issuer (the “Exchanged Shares”) on a date (an “Exchange Date”) in accordance with Section 2(a) hereof, the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of exchange in the form attached hereto as Exhibit I (the “Exchange Notice”) to the Issuer and (B) surrender this Note to a common carrier for delivery to the Issuer as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Business Day following the date of receipt of an Exchange Notice and this Note, the Issuer shall transmit by facsimile a confirmation of receipt of such Exchange Notice, this Note and the Acknowledgment attached as Exhibit 1 to the Exchange Notice, duly executed by the Issuer, to the Holder and the Company’s transfer agent (the “Transfer Agent”) and the Collateral Agent (as defined below). The Issuer shall instruct the Transfer Agent and the Collateral Agent to effect the transfer to the Holder of the number of the Exchanged Shares to which the Holder shall be entitled upon exchange under Section 2(b) hereof, and to issue and deliver to the address as specified in the Exchange Notice, a certificate, registered in the name of the Holder or its designee, for the number of the Exchanged Shares to which the Holder shall be entitled upon exchange under Section 2(b) hereof, as soon as possible and, (I) if the Transfer Agent does not require an opinion of counsel, within seven (7) Business Days following the Issuer’s receipt of an Exchange Notice and (II) otherwise within ten (10) Business Days following the Issuer’s receipt of an Exchange Notice. In the event the Transfer Agent requires any opinion of counsel in connection with the delivery of the Exchanged Shares pursuant to this Section 2(c), the Issuer shall procure its counsel to promptly, but in any event by no later than five (5) Business Days following the date the Transfer Agent first requests an opinion of counsel, deliver an opinion to the Transfer Agent, in a form and substance required by the Transfer Agent in connection with such delivery, with a copy to the Holder. If the Exchange Amount is less than the outstanding Obligation, the Issuer shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Note and at the Holder’s expense, issue and deliver to the Holder a new Note (in accordance with Section 13(d) hereof) representing the outstanding Obligation not exchanged. The Person or Persons entitled to receive the Exchanged Shares upon an exchange of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Exchange Date. The Exchanged Shares shall be shares of Common Stock that do not constitute part of the Pledged Collateral (as defined in the Pledge Agreement) (the “Pledged Collateral”) as of immediately prior to the date the Exchange Notice for such shares is delivered by the Holder; provided that if such non-Pledged Collateral is insufficient to cover the full amount of the Exchanged Shares, the Exchanged Shares shall be issued, first, from non-Pledged Collateral and, second, from Pledged Collateral.

(ii)           Registration; Book-Entry. The Issuer shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holder and the holders of each Other Note (as defined in Section 13(d) hereof) (each an “Other Holder,” collectively with the Holder, the “Holders”) and the principal amount of the Notes held by the Holder and Other Holders. The Issuer and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of the Principal or other amounts due hereunder, notwithstanding notice to the contrary. A Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the

Register. Upon its receipt of a request to assign or sell all or any part of a Note by the Holder in accordance with Section 12 hereof, the Issuer shall record the information contained therein in the Register and issue one or more new Notes in the same aggregate principal amount as the principal amount of the surrendered Note to the permitted designated assignee or transferee pursuant to Section 13 hereof; provided that the Holder shall bear the reasonable expenses incurred by the Issuer in connection therewith.

(iii)          Pro Rata Exchange. In the event that the Issuer receives an Exchange Notice from more than one holder of Notes on the same Exchange Date and the Issuer can exchange some, but not all, of such portions of the Notes submitted for exchange, the Issuer shall exchange from each holder of Notes electing to have Notes exchanged on such date a pro rata amount of such Holder’s portion of its Notes submitted for exchange based on the principal amount of Notes submitted for exchange on such date by such holder relative to the aggregate principal amount of all Notes submitted for exchange on such date.

(iv)          Disputes. In the event of a dispute as to the number of the Exchanged Shares transferable to the Holder in connection with an exchange of this Note, the Issuer shall transfer to the Holder the number of the Exchanged Shares not in dispute and resolve such dispute in accordance with Section 18 hereof.

(v)           No Fractional Shares. Cash shall be paid by the Issuer in lieu of any fractional shares otherwise transferable upon exchange of this Note based upon the applicable Exchange Price relating to such exchange.

3.             RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default. Each of the following events, occurring individually or together, shall constitute an “Event of Default”:

(i)            the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period;

(ii)           the Issuer’s failure to pay to the Holder any amount of the Obligation, or other amounts when and as due under this Note (including, without limitation, the Issuer’s failure to pay any redemption amounts hereunder) or failure to transfer any Exchanged Shares when and as required under this Note, except, in the case of a failure to (A) transfer the Exchanged Shares, only if such failure continues for a period of at least five (5) Business Days, and (B) pay Additional Late Charges when and as due, only if such failure continues for a period of at least ten (10) Business Days;

(iii)          any default in the payment of amounts when due (including the passage of any applicable grace period) under, or acceleration prior to maturity of, any indebtedness for borrowed money in excess of U.S.$30,000,000 of the Issuer, or U.S.$50,000,000 of the Company or any Company Subsidiary;

(iv)          the Issuer, the Company or any Company Subsidiary, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(v)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Issuer, the Company or any Company Subsidiary in an involuntary case, (B) appoints a Custodian of the Issuer, the Company or any Company Subsidiary, or (C) orders the liquidation of the Issuer, the Company or any Company Subsidiary, and such event described in this clause (v) shall continue for sixty (60) days unless dismissed, bonded or discharged;

(vi)          other than as specifically set forth in another clause of this Section 3(a), the breach or default by the Issuer in the observance or performance of any covenant or other obligation of any Transaction Document, which breach or default continues for a period of ten (10) Business Days after the Issuer has received from the Holders constituting at least the Required Holders written notice specifying such default and demanding such default be remedied; or

(vii)         failure by the Issuer to give written notice to the Holders of the occurrence of an Event of Default in accordance with Section 3(b) hereof.

(b)           Event of Default Redemption. Upon the occurrence of an Event of Default with respect to this Note or an event that with notice or passage of time or both would constitute or otherwise result in an Event of Default, the Issuer shall within the earlier to occur of (i) five (5) Business Days of such Event of Default or other event, and (ii) two (2) Business Days after the Issuer has actual knowledge of such Event of Default or other event, deliver written notice thereof via facsimile and overnight courier to the Holder. At any time after an Event of Default, the Holder may require the Issuer to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Issuer, which Event of Default Redemption Notice shall indicate the portion of the outstanding Obligation the Holder is electing to require the Issuer to redeem (the “Redemption Amount”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 8 hereof. To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Issuer, such redemptions shall be deemed to be voluntary prepayments with the Holder’s consent. The parties hereto agree that in the event of the Issuer’s redemption of any portion of this Note under this Section 3(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Amount due under this Section 3(b) are intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not a penalty. Notwithstanding the foregoing, the consent of the Required Holders shall be required for the issuance by any Holder of an Event of Default Redemption Notice triggered solely by an event under either

Section 3(a)(i) hereof, Section 3(a)(iii) hereof, Section 3(a)(iv) hereof (only if such event relates solely to a subsidiary of the Company that is not a Company Subsidiary), Section 3(a)(v) hereof (only if such event relates solely to a subsidiary of the Company that is not a Company Subsidiary) or Section 3(a)(vi) hereof.

4.                                       REDEMPTION RIGHT UPON CHANGE OF CONTROL; CORPORATE TRANSACTION.

(a)           Corporate Transaction Redemption Right. No earlier than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control or Issuer Fundamental Transaction (either event, a “Corporate Transaction”), but in any event not prior to the public announcement of such Corporate Transaction, to the extent known by the Issuer, the Issuer shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Corporate Transaction Notice”). The Holder may require the Issuer to redeem all or any portion of this Note by delivering written notice thereof (“Corporate Transaction Redemption Notice”) to the Issuer by no later than the last to occur of (i) the Business Day prior to the consummation of the Corporate Transaction, and (ii) two (2) Business Days after Corporate Transaction Notice given by the Issuer to the Holders. The Corporate Transaction Redemption Notice shall indicate the Redemption Amount. Redemptions required by this Section 4(a) shall be made in accordance with the provisions of Section 8 hereof. To the extent redemptions required by this Section 4 are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Issuer, such redemptions shall be deemed to be voluntary prepayments with the Holder’s consent. The parties hereto agree that in the event of the Issuer’s redemption of any portion of this Note under this Section 4, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, the Redemption Amount due under this Section 4 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not a penalty.

(b)           Assumption. The Issuer shall not enter into or be party to an Issuer Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Issuer under this Note and the other Transaction Documents in accordance with the provisions of this Section 4(b), including without limitation, the due and punctual payment of the Obligation when due, and the performance of each of the obligations of the Issuer under the Transaction Documents. Upon the occurrence of any Issuer Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Issuer Fundamental Transaction, the provisions of this Note referring to the “Issuer” shall refer instead to the Successor Entity), and may exercise every right and power of the Issuer and shall assume all of the obligations of the Issuer under this Note with the same effect as if such Successor Entity had been named as the Issuer herein. The provisions of this Section 4(b) shall apply similarly and equally to successive Issuer Fundamental Transactions.

5.             OTHER CORPORATE EVENTS. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Change of Control pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Issuer shall make appropriate provision to ensure that the Holder will enjoy and be entitled to receive the same securities and rights upon exchange of this Note as other holders of shares of Common Stock are entitled to, had the Holder exchanged this Note for the shares of Common Stock held by the Issuer immediately prior to the consummation of such Corporate Event (without taking into account any limitations or restrictions on the exchangeability of this Note). The provisions of this Section 5 shall apply similarly and equally to successive Corporate Events.

6.             EXCHANGE PRICE ADJUSTMENTS.

The Exchange Price shall be adjusted from time to time by the Issuer as follows:

(a)           Stock Dividend; Stock Split. In the event the Company shall issue shares of its Common Stock as a dividend or distribution on its Common Stock, then the Exchange Price shall be decreased by multiplying it by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding at the Close of Business on the Record Date for such dividend or distribution; and (ii) the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the Close of Business on such Record Date, plus (B) the total number of shares of Common Stock constituting such dividend or distribution. If any dividend or distribution of the type described above is declared but not so paid or made, the Exchange Price shall again be adjusted to the Exchange Price that would then be in effect if such dividend or distribution had not been paid. In case outstanding shares of Common Stock shall be subdivided or reclassified into a greater number of shares of Common Stock, the Exchange Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced; and conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Exchange Price in effect at the opening of business on the day immediately following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of the first (1st) Business Day following the day upon which such subdivision or combination becomes effective. Any adjustment required to be made pursuant to this Section 6(a) shall be made successively whenever any such Common Stock dividend, distribution or stock split is made by the Company.

(b)           Rights Issues. In case the Company shall issue rights, warrants or other securities to all or substantially all holders of its Common Stock entitling them for a period of not more than sixty (60) days to subscribe for or purchase shares of Common Stock at a price per share less than the Market Price for the seven (7) consecutive Trading Days period ending on the Record Date for such issuance (other than a distribution of rights pursuant to any shareholder rights plan), the Exchange Price, as in effect immediately prior to the Close of Business on such Record Date for the issuance of such rights, warrants or other securities, shall be decreased by multiplying it by a fraction of which (A) the numerator shall be the sum of (I) the number of shares of Common Stock outstanding (excluding shares held in the treasury of the Company) at the Close of Business on such Record Date plus (II) the number of shares of Common Stock which the aggregate exercise, conversion, exchange or other price at which the shares of Common Stock underlying all such issued rights, warrants or other securities (whether by exercise, conversion, exchange or otherwise) may be subscribed for or purchased pursuant to such rights, warrants or other securities would purchase at the Market Price for the seven (7)

consecutive Trading Days period ending on the Record Date (the “Underlying Shares”); and (B) the denominator shall be the sum of (i) the number of shares of Common Stock outstanding at the Close of Business on such Record Date plus (ii) the aggregate number of Underlying Shares. Such decrease shall become effective immediately prior to the opening of business on the first (1st) Business Day following such Record Date. In no event shall the Exchange Price be increased pursuant to this Section 6(b). To the extent that all such rights, warrants or other securities expire or are redeemed without being exercised, the Exchange Price shall again be adjusted to be the Exchange Price which would then be in effect if such rights, warrants or other securities had not been issued. Any adjustment required to be made pursuant to this Section 6(b) shall be made successively whenever any such rights, warrants or other securities are issued by the Company.

(c)           In-Kind Distributions. In case the Company shall distribute to all or substantially all holders of its Common Stock any shares of capital stock of the Company, evidences of Indebtedness or other non-cash assets, or rights or warrants (excluding (i) dividends, distributions and rights or warrants referred to in Section 6(a) or 6(b) hereof, and (ii) distributions referred to in Section 6(e) hereof), the Exchange Price shall be decreased by multiplying it by a fraction of which (A) the numerator shall be an amount equal to (I) such Market Price less (II) the fair market value on such Ex Date (as determined in good faith by the Issuer’s Board of Directors, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by a resolution thereof and an executed certificate of an officer of the Issuer delivered to the Holder) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed or of such rights or warrants applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding at the Close of Business on the Record Date for such in-kind distribution); and (B) the denominator shall be the Market Price for the seven (7) consecutive Trading Days period ending on such Ex Date. In no event shall the Exchange Price be increased pursuant to this Section 6(c). Such adjustment (if any) shall be made successively whenever any such distribution is made and shall become effective immediately after the Record Date for such distribution.

(d)           Cash Dividends. In case the Company shall dividend or distribute cash to all holders of Common Stock (other than in connection with a liquidation, dissolution or winding up of the Company or a distribution requiring an adjustment to the Exchange Price pursuant to Section 6(e) below) at a per share amount greater than 2% of Market Price of one share of the Common Stock, for the seven (7) consecutive Trading Days period ending on the date immediately preceding the Ex Date for such cash dividend or distribution, the Exchange Price shall be decreased by multiplying it by a fraction (i) the numerator of which shall be an amount equal to (A) the Market Price of one share of the Common Stock for the seven (7) consecutive Trading Days period ending on the date immediately preceding the Ex Date for such cash dividend or distribution less (B) the amount per share of Common Stock of such cash dividend or distribution; and (ii) the denominator of which shall be such Market Price; provided that any adjustment which by reason of this Section 6(d) is not required to be made shall be carried forward and taken into account in subsequent adjustments. In no event shall the Exchange Price be increased pursuant to this Section 6(d). Any adjustment required to be made pursuant to this Section 6(d) shall be made successively whenever any such cash dividends or distributions are made by the Company.

(e)           Tender and Exchange Offers. In case the Company or any Company Subsidiary shall distribute cash or other consideration in respect of a tender offer or exchange offer made by the Company or any Company Subsidiary for all or any portion of the Common Stock where the sum of the aggregate amount of such cash distributed and the aggregate fair market value (as determined in good faith by the Issuer’s Board of Directors and an executed certificate of an officer of the Issuer delivered to the Holder, whose determination shall be conclusive and set forth in a resolution of the Issuer’s Board of Directors), as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per share of Common Stock validly tendered or exchanged, and accepted for purchase, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged shares of Common Stock, the “Purchased Shares”) exceeds 102% of the Market Price for the seven (7) consecutive Trading Days period ending on the first (1st) Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Time), then the Exchange Price shall be decreased by multiplying it by a fraction (i) the numerator of which is equal to the product of (A) the number of shares of Common Stock outstanding as of the last time at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (excluding Purchased Shares) (the “Expiration Time”) and (B) the Market Price for the seven (7) consecutive Trading Days period ending on the Expiration Date; and (ii) the denominator of which is equal to the sum of (I) the Aggregate Amount and (II) the product of (y) the Market Price per share for the seven (7) consecutive Trading Days period ending on the Expiration Date and (z) an amount equal to the number of shares of Common Stock outstanding as of the Expiration Time. A decrease, if any, to the Exchange Price pursuant to this Section 6(e) shall become effective immediately prior to the opening of business on the Expiration Date. In the event that the Company or any Company Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Company Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exchange Price shall again be adjusted to be the Exchange Price which would then be in effect if such tender offer or exchange offer had not been made. If the application of this Section 6(e) hereof to any tender offer or exchange offer would result in an increase in the Exchange Price, no adjustment shall be made for such tender offer or exchange offer under this Section 6(e) or otherwise.

(f)            No Adjustment. No adjustment in the Exchange Price shall be required under this Section 6 unless the adjustment would result in a change in the Exchange Price of at least 0.5%; provided, however, that any adjustment which by reason of this Section 6(f) is not required to be made shall be carried forward and taken into account in subsequent adjustments and in connection with any exchange of this Note. All calculations under this Section 6 shall be made to the nearest 1/100th of a cent or to the nearest 1/100th of a share, as the case may be. No adjustment in the Exchange Price need be made for (i) the issuance of any shares of Common Stock or Options pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any Company Subsidiary, or (ii) upon the issuance of any shares of Common Stock pursuant to any Options or Convertible Security outstanding as of the Closing Date.

(g)           Other Events. If any event occurs of the type and effect contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features with diluting effect similar to those contemplated above), then the Issuer’s Board of Directors will make an appropriate adjustment in the Exchange Price as to protect the exchange right of the Holder without dilution under this Note; provided that no such adjustment will increase the Exchange Price as otherwise determined pursuant to this Section 6(g).

7.             NONCIRCUMVENTION. The Issuer hereby covenants and agrees that the Issuer will not, by amendment of its Memorandum of Association, Articles of Association or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

8.             REDEMPTIONS.

(a)           Mechanics. If the Holder has submitted an Event of Default Redemption Notice in accordance with Section 3(b) hereof, the Redemption Amount of this Note shall be redeemed by the Issuer, within ten (10) Business Days after the Issuer’s receipt of the Holder’s Event of Default Redemption Notice, by delivery of cash at the applicable Redemption Amount. If the Holder has submitted a Corporate Transaction Redemption Notice in accordance with Section 4(a) hereof, the Redemption Amount of this Note shall be redeemed by the Issuer by delivery of cash at the applicable Redemption Amount deliverable (i) concurrently with the consummation of such Corporate Transaction if the Corporate Transaction Redemption Notice is received by the Issuer prior to the consummation of such Corporate Transaction and (ii) within ten (10) Business Days after the Issuer’s receipt of such notice otherwise. In the event of a redemption of less than the outstanding Obligation, the Issuer shall promptly cause to be issued and delivered to the Holder, at the Holder’s expense, a new Note (in accordance with Section 13(d) hereof) representing the outstanding Obligation that has not been redeemed. In the event that the Issuer does not pay the applicable Redemption Amount to the Holder within the time period required under this Section 8(a), at any time thereafter and until the Issuer pays such unpaid Redemption Amount in full, the Holder shall have the option, in lieu of redemption, to require the Issuer to promptly return to the Holder all or any portion of this Note representing the Redemption Amount that was submitted for redemption and for which the applicable Redemption Amount has not been paid by submitting a notice in writing to the Issuer (the “Redemption Rescission Notice”). Upon the Issuer’s receipt of such Redemption Rescission Notice, (x) the applicable Redemption Notice shall be null and void with respect to the Redemption Amount, (y) the Issuer shall immediately return all or any portion of this Note representing the Redemption Amount, and (z) the Exchange Price for the Redemption Amount of this Note shall be adjusted to the lesser of (A) the Exchange Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Sale Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Issuer and ending on and including the date of the Redemption Rescission Notice. The Holder’s delivery of a Redemption Rescission Notice and exercise of its rights following such notice shall not affect the Issuer’s obligation to make any payments of Additional Late Charges which have accrued prior to the date of such notice with respect to the Redemption Amount subject to such notice.

(b)           Redemption by Other Holders. Upon the Issuer’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3, Section 4 or Section 8 hereof in accordance with the terms set forth therein (each, an “Other Redemption Notice”), the Issuer shall immediately, but by no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Issuer receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Issuer’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Issuer’s receipt of the Holder’s Redemption Notice and the Issuer is unable to redeem all amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Issuer shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Issuer during such seven (7) Business Day period.

9.             VOTING RIGHTS. The Holder shall have no voting rights solely as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note or the Pledge Agreement.

10.           COVENANTS.

(a)           Rank.      The Issuer shall cause all payments due under this Note to rank (i) pari passu with all Other Notes and (ii) no less than pari passu with any unsecured creditors and any unsecured senior securities representing Indebtedness.

(b)           Incurrence of Indebtedness. So long as any amount due under this Note is outstanding, the Issuer and its Restricted Subsidiaries shall not incur or guarantee, assume or suffer to exist any Indebtedness other than (i) any Indebtedness existing as of the Closing Date, which has been disclosed by the Issuer to the Holder in writing and (ii) any Indebtedness incurred by the Issuer or its Restricted Subsidiaries that is subordinated to this Note in right of payment in respect of principal (or premium, if any) thereof or interest thereon.

(c)           Existence of Liens. So long as this Note is outstanding, the Issuer and its Restricted Subsidiaries shall not allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance (collectively, “Liens”) upon or in any shares of Common Stock for which the Issuer (or any affiliate thereof) is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), including, without limitation, any Pledged Collateral other than pursuant to the Pledge Agreement or this Note.

(d)           Restricted Payments. The Issuer and its Restricted Subsidiaries shall not redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness subordinated to this Note, whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time, with or without notice, and without being cured, would constitute an Event of Default has occurred and is continuing.

(e)           Change in Nature of Business. The Issuer shall not engage in any transactions or activities not directly related to the holding of Common Stock or investments in other securities or interests in the Company or other entities; provided that any transaction not violating any other covenant contained in this Section 10 does not violate this clause 10(e).

(f)            Preservation of Existence, Etc. The Issuer shall maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each such Restricted Subsidiary to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(g)           Additional Securities. So long as the Holder beneficially owns this Note, the Issuer shall not sell or otherwise transfer shares of Common Stock such that after giving effect to any such transfer, the Issuer would not own shares of Common Stock free and clear of encumbrances (other than the Lien of the Pledge Agreement) in a number sufficient to satisfy the then-existing exchange requirement under Section 2 hereof.

(h)           Conduct of Business. The business of the Issuer shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect (as defined in the Note Purchase Agreement).

11.           VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes. No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all holders of the Notes.

12.           TRANSFER. This Note shall be freely transferable; provided that (a) the transferee shall have delivered a representation letter to the Issuer regarding its accredited investor status in the form reasonably satisfactory to the Issuer, and an instrument of accession joining each of the Transaction Documents other than this Note as a party, assuming all the obligations and rights of the Holder with respect to the portion of this Note transferred, and (b) this Note may not be transferred to a Company Competitor.

13.           REISSUANCE OF THIS NOTE.

(a)           Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder (i) a new Note (in accordance with Section 13(d) hereof), registered as the Holder may request, representing the portion of the outstanding Obligation being transferred by the Holder and, (ii) if less than the entire outstanding Obligation is being transferred, a new Note (in accordance with Section 13(d) hereof) to the Holder representing the outstanding portion of the Obligation not being transferred; provided that the Holder shall bear all expenses (including reasonable legal fees) incurred by the Issuer in connection with the transfer. The Holder and any permitted assignee, by acceptance of this Note, acknowledge and agree that following the exchange or redemption of any portion of this Note, the outstanding Principal represented by this Note would be less than the Principal stated on the face of this Note.

(b)           Lost, Stolen or Mutilated Note. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Issuer shall execute and deliver to the Holder a new Note (in accordance with Section 13(d) hereof) representing the outstanding Obligation, at the Holder’s expense.

(c)           Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Note or Notes (in accordance with Section 13(d) hereof and in principal amounts of at least U.S.$2,000,000) representing in the aggregate the outstanding Obligation, at the Holder’s expense, and each such new Note will represent such portion of such outstanding Obligation as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes. Whenever the Issuer is required to issue a new note pursuant to the terms of this Note (each such new note, an “Other Note” and, collectively with the Note, the “Notes”), such Other Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Obligation remaining outstanding (or in the case of a new Note being issued pursuant to Section 13(a) hereof or Section 13(d) hereof, the Obligation designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Obligation remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, as indicated on the face of this Note (the “Issuance Date”), (iv) shall have the same rights and conditions as this Note, and (v) shall represent the Obligation on the amounts due under this Note, from the Issuance Date. The Holder shall bear all reasonable expenses (including reasonable legal fees) incurred by the Issuer in connection with or arising out of the issuance of such new Notes, including without limitation, the expenses in relation to the satisfaction of the notification requirements by the Issuer under the new Notes.

14.           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Issuer to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, exchanges and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Issuer (or the performance thereof). The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Issuer therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15.           PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding and the Holder is awarded favorable relief under such legal proceedings, or (b) there occurs any bankruptcy, reorganization, receivership of the Issuer or other proceedings affecting the Issuer creditors’ rights and involving a claim under this Note, then the Issuer shall pay the documented costs directly incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

16.           CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Issuer and the Buyer and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

17.           FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18.           DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Market Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Exchange Price or any Redemption Amount, the Issuer shall submit the disputed determinations or arithmetic calculations via facsimile within ten (10) Business Days of receipt, or deemed receipt, of the Exchange Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Issuer are unable to agree upon such determination or calculation within ten (10) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Issuer shall, within ten (10) Business Days thereafter, submit via facsimile (a) the disputed determination of the Market Price, the Closing Sale Price or the Weighted Average Price, as applicable, to an independent, reputable investment bank selected by mutual agreement of the Issuer and the Holder, or (b) the disputed arithmetic calculation of the Exchange Price or any Redemption Amount to an independent, outside accountant of national standing selected by mutual agreement of the Issuer and the Holder; provided that such accountant shall not be a current or a former accountant of the Company, any Company Subsidiary, the Issuer, any Issuer Subsidiary or the Holder or the affiliates of the Holder. The Issuer, at the Issuer’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Issuer and the Holder of the results no later than five (5) Business Days from the time such investment bank or accountant, as applicable, receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error, willful misconduct or gross negligence.

19.           NOTICES; PAYMENTS.

(a)           Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Note Purchase Agreement. The Issuer shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Issuer will give written notice to the Holder (i) immediately upon any adjustment of the Exchange Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) to the extent known by the Issuer and if the Holder or a Holder Affiliate does not have a designee serving on the board of directors of the Company at such time, at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)           Payments. Whenever any payment of cash is to be made by the Issuer to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a wire transfer in immediately available funds to such Person pursuant to written wire instructions provided to the Issuer by the Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Subject to Section 1 hereof, any amount of Redemption Amount or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Issuer in an amount equal to interest on such amount at the compound annual rate of 30% per annum (accrued daily) from the date such amount was due until the same is paid in full (the “Additional Late Charges”).

20.           CANCELLATION. After the entire Note has been redeemed (with all Additional Late Charges having been fully paid by the Issuer, if any) or exchanged, in each case as provided hereunder, this Note shall automatically be deemed canceled, shall be surrendered to the Issuer for cancellation (if not previously surrendered) and shall not be reissued.

21.           WAIVER OF NOTICE. To the extent permitted by law, the Issuer hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Purchase Agreement, except as expressly provided otherwise herein and therein.

22.           GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Issuer hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Issuer hereby appoints CT Corporation System, with offices at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York. The Issuer hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE ISSUER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

23.           CURRENCY; TAXES.

(a)           Currency. All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in U.S. Dollars. All amounts denominated in other currencies shall be converted into the U.S. Dollar equivalent amount in accordance with the Currency Exchange Rate on the date of calculation.

(b)           Taxes.

(i)            If the Issuer shall be required to deduct any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, imposed under any law, rule, code or regulation of the People’s Republic of China or any other non-U.S. governmental authority from or in respect of any sum payable hereunder to the Holder, (A) the sum payable shall be increased by the amount by which the sum payable would otherwise have to be increased (the “Gross-up

Amount”) to ensure that after making all required deductions (including deductions applicable to the Gross-up Amount) the Holder would receive an amount equal to the sum it would have received had no such deductions been made, (B) the Issuer shall make such deductions and (C) the Issuer shall pay the full amount withheld or deducted to the applicable governmental authority within the time required under applicable law.

(ii)           The Holder shall pay to the relevant governmental authority in accordance with applicable law any present or future transfer, stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, this Note, including the exchange of any portion thereof into shares of Common Stock; provided that the Issuer and the Holder shall each bear 50% of all documentary, stamp, stamp duty reserve, excise, transfer, sales, excise, use or other similar taxes (other than income or similar taxes) imposed or collected by any governmental or regulatory authority resulting from the sale and transfer of this Note by the Issuer to the Holder.

(iii)          This Section 23 shall survive the termination of this Note and the payment of this Note and all other amounts payable hereunder.

24.           JUDGMENT CURRENCY.

(a)           If for the purpose of obtaining or enforcing judgment against the Issuer in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 24 referred to as the “Judgment Currency”) an amount due in U.S. Dollars under this Note, the conversion shall be made at the Currency Exchange Rate prevailing on the Business Day immediately preceding:

(i)            the date actual payment of the amount is due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)           the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 24(a)(ii) being hereinafter referred to as the “Judgment Exchange Date”).

(b)           If in the case of any proceeding in the court of any jurisdiction referred to in Section 24(a)(ii) above, there is a change in the Currency Exchange Rate prevailing between the Judgment Exchange Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Currency Exchange Rate prevailing on the date of payment, will produce the amount of U.S. Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Currency Exchange Rate prevailing on the Judgment Exchange Date.

(c)           Any amount due from the Issuer under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

25.           MAXIMUM INTEREST. Regardless of any provision contained in any of the Transaction Documents, the Holder shall never be entitled to receive, collect or apply as interest on the Principal any amount in excess of the Maximum Rate, and, in the event that the Holder ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of the outstanding Principal and treated hereunder as such; and, if the Principal is paid in full, any remaining excess shall forthwith be paid to the Issuer. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, the Issuer and the Holder shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment (including without limitation the Premium, the Prior Late Charges, the Forbearance Late Charges, the Expenses and any accrued and unpaid Additional Late Charges) as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Principal so that the interest rate does not exceed the Maximum Rate; provided that if the Principal is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Holder shall refund to the Issuer the amount of such excess or credit the amount of such excess against the Principal and, in such event, the Holder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. As used herein, the following terms shall have the following meanings: “applicable law” means the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Transaction Documents shall be governed by such new law as of its effective date; and “Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

26.           SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

27.           CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)           “Bloomberg” means Bloomberg Financial Markets.

(b)           “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, U.S.A. or Hong Kong Special Administrative Region, People’s Republic of China are authorized or required by law to remain closed.

(c)           “Buyer” shall have the meaning set forth in the Note Purchase Agreement.

(d)           “Change of Control” means the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Company’s Voting Stock immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Company’s Voting Stock or such voting securities of such other surviving Person immediately following such transaction, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of the Company’s Voting Stock, (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or plan or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of the Company’s Voting Stock, or (v) allow any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) to become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, in each case other than (Y) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s Voting Stock immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (Z) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(e)           “Close of Business” means 5:00 pm Hong Kong Time.

(f)            “Closing Date” means April 23, 2008.

(g)           “Closing Sale Price” means, for any security as of any date, the last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported on the OTCQX, OTCQB and OTC Pink by the OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Issuer and the Holder. If the Issuer and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 18 hereof. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(h)           “Company Competitor” shall have the meaning set forth in the Note Purchase Agreement.

(i)            “Company Subsidiary” means a “significant subsidiary” of the Company as such term is defined under Rule 1-02(w) of Regulation S-X promulgated under the rules and regulations of the SEC as in effect on the Closing Date, except for, if applicable, Qingdao Sheng Yuan Dairy Co., Ltd.

(j)            “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; provided that indemnification provisions not otherwise constituting a guarantee shall not be deemed to be a “Contingent Obligation.”

(k)           “Convertible Securities” means any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(l)            “Currency Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in The Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(m)          “Drag-Along Agreement” means that certain drag-along agreement dated as of August 10, 2011 by and among the Issuer and the Buyer, as may be amended, supplemented, restated or otherwise modified from time to time.

(n)           “Eligible Market” means the Principal Market, the American Stock Exchange, The New York Stock Exchange, Inc., The NASDAQ Global Market or The NASDAQ Capital Market.

(o)                                 “Ex Date” means, when used with respect to any dividend or distribution, the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such dividend or distribution.

(p)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q)                                 “Expenses” means U.S.$217,000, plus any additional expenses incurred by or on behalf of the Buyer pursuant to the Pledge Agreement.

(r)                                    “Forbearance Agreement” means that certain forbearance agreement dated as of August 10, 2011 by and between the Issuer and the Buyer, as may be amended, supplemented, restated or otherwise modified from time to time.

(s)                                  “Forbearance Late Charges” means U.S.$4,213,934.07.

(t)                                    “GAAP” means United States generally accepted accounting principles, consistently applied.

(u)                                 “Holder Affiliate” means any Person who directly controls, is directly controlled by or is under direct common control with, Warburg Pincus LLC, a New York limited liability company.

(v)                                 “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” which would be shown as a liability on a balance sheet in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(w)                               “Issuer Fundamental Transaction” means that the Issuer shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Issuer is the surviving corporation) another Person or Persons, if the holders of Issuer Voting Stock (not including any shares of the Issuer Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Issuer Voting Stock or such voting securities of such other surviving Person immediately following such transaction, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Issuer Voting Stock (not including any shares of Issuer Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Issuer Voting Stock (not including any shares of Issuer Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (v) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(x)                                   “Issuer Subsidiary” means a “significant subsidiary” of the Issuer as such term is defined under Rule 1-02(w) of Regulation S-X promulgated under the rules and regulations of the SEC as in effect on the Closing Date.

(y)                                 “Market Price” means the Weighted Average Price of the Common Stock for the seven (7) consecutive Trading Days period ending on the applicable date, but in no event greater than the Weighted Average Price of the Common Stock on the applicable date; provided, however, that such Market Price shall be appropriately adjusted by the parties, in their good faith determination, to account for any adjustment pursuant hereto (other than the adjustment requiring such computation) to the Exchange Price that shall become effective, or any event (other than the event requiring such computation) requiring, pursuant hereto, an adjustment to the Exchange Price where the Ex Date of such event occurs, at any time during such seven (7) consecutive Trading Days.

(z)                                   “Note Purchase Agreement” means that certain note purchase agreement dated as of April 23, 2008 by and among the Issuer and the initial holder of this Note pursuant to which the Issuer issued the Prior Note (as defined below), as may be amended, supplemented, restated or otherwise modified from time to time.

(aa)                            “Obligation” means the outstanding (i) Principal, plus (ii) Premium, plus (iii) Prior Late Charges, plus (iv) Forbearance Late Charges, plus (v) accrued and unpaid Additional Late Charges plus (vi) accrued and unpaid Expenses.

(bb)                          “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either shares of Common Stock or Convertible Securities.

(cc)                            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(dd)                          “Pledge Agreement” means that certain share pledge agreement dated as of April 23, 2008 by and among the Issuer, the Buyer and the collateral agent named therein (the “Collateral Agent”), as amended by that certain Amendment No. 1 to Pledge Agreement, dated December 4, 2008, by and among the Issuer, the Buyer and Collateral Agent and that certain Amendment No. 2 to Pledge Agreement, dated August 10, 2011, by and among the Issuer, the Buyer and Collateral Agent, and as may be further amended, supplemented, restated or otherwise modified from time to time.

(ee)                            “Premium” means U.S.$28,593,750, which represents the annual return of twenty-five percent (25%), compounded annually on the Principal, that accrued daily from the period that commenced on the Closing Date and ended on April 23, 2011.

(ff)                                “Principal Market” means The NASDAQ Global Select Market, or an Eligible Market upon which the shares of Common Stock, as of an applicable date, may then trade.

(gg)                          “Prior Late Charges” means U.S.$4,374,464.90.

(hh)                          “Record Date” shall mean with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of security holders entitled to receive such cash, securities or other property (whether such date is fixed by the Company’s Board of Directors or by statute, contract or otherwise).

(ii)                                  “Redemption Notices” means, collectively, the Event of Default Redemption Notices and the Corporate Transaction Redemption Notices (each of the foregoing, individually, a “Redemption Notice”).

(jj)                                  “Registration Rights Agreement” means that certain registration rights agreement dated as of April 23, 2008 by and among the Issuer, the Company and the initial holder(s) of the Note(s) relating to, among other things, the registration of the resale of the Common Stock transferable to the Holder upon exchange of this Note, as amended by that certain Amendment No. 1 to Registration Rights Agreement, dated August 10, 2011, by and among the Issuer, the Company and the initial holder(s) of the Note(s), and as may be further amended, supplemented, restated or otherwise modified from time to time.

(kk)                            “Required Holders” means the holder or holders of Notes representing at least 80% of the aggregate principal amount of the Notes then outstanding.

(ll)                                  “Restricted Subsidiary” means a Subsidiary of the Issuer with assets of more than U.S.$1,000,000 except for the Company and any direct or indirect subsidiary (including joint ventures) of the Company.

(mm)                      “SEC” means the United States Securities and Exchange Commission.

(nn)                          “Subsidiary” means with respect to a subject Person, any Person, an amount of 50% or more of the voting securities, other voting ownership or voting partnership interests of which is owned by such subject Person.

(oo)                          “Successor Entity” means the Person formed by, resulting from or surviving any Issuer Fundamental Transaction or the Person with which such Issuer Fundamental Transaction shall have been made.

(pp)                          “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(qq)                          “Transaction Documents” means this Note, the Note Purchase Agreement, the Registration Rights Agreement, the Pledge Agreement, the Forbearance Agreement and the Drag-Along Agreement.

(rr)                                “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ss)                            “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average per share price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported on the OTCQX, OTCQB and OTC Pink by the OTC Markets Group Inc. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined in good faith by the Issuer and the Holder. If the Issuer and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 18 hereof. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

28.                                 AMENDMENT AND RESTATEMENT. This Note amends and restates in its entirety that certain Senior Exchangeable Note dated April 23, 2008 in the original principal amount of U.S.$30,000,000 payable to the order of the Holder and executed by the Issuer (the “Prior Note”); provided that such amendment and restatement does not and shall not extinguish, impair, novate or discharge the obligations under the Prior Note. As of the close of business on August 10, 2011, the unpaid (a) principal balance under the Prior Note was U.S.$30,000,000, (b) premium balance under the Prior Note was U.S.$28,593,750, (c) late charges under the Prior Note were U.S.$4,374,464.90, which principal, premium and late charges, together with the expenses incurred by Buyer pursuant to the Pledge Agreement and in connection with the Transaction Documents is the principal owed under this Note as of the beginning of business on the Issuance Date. The Issuer agrees that the indebtedness previously evidenced by the Prior Note remains outstanding, but such indebtedness shall henceforth be evidenced by this Note, and the terms and conditions concerning the Issuer’s obligation to repay said indebtedness shall be governed by the provisions of this Note and the other Transaction Documents.

29.                                 SURVIVAL. Notwithstanding anything to the contrary in this Note, this Note shall not terminate prior to the termination of the Drag-Along Agreement, for any reason, without the written consent of Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer has caused this RESTATED SENIOR EXCHANGEABLE NOTE to be duly executed as of the Issuance Date set out above.

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Xiuqing Meng
Name: Xiuqing Meng
Title: Director

[Signature Page to Restated Senior Exchangeable Note]

EXHIBIT I

BEAMS POWER INVESTMENT LIMITED

EXCHANGE NOTICE

Reference is made to the RESTATED SENIOR EXCHANGEABLE NOTE (the “Note”) issued to the undersigned by Beams Power Investment Limited, a British Virgin Islands company (the “Issuer”). In accordance with and pursuant to the Note, the undersigned hereby elects to exchange the Exchange Amount (as defined in the Note) of the Note indicated below for shares of Common Stock, par value U.S.$0.0001 per share (the “Common Stock”), of Synutra International, Inc., a Delaware corporation (“Synutra”), held by the Issuer, as of the date specified below.

By submission of this Exchange Notice, the undersigned represents and warrants to the Issuer that (i) the undersigned is an “accredited investor, “ as such term is defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the undersigned understands that the shares of Common Stock to be issued are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering, and (iii) the shares of Common Stock to be issued pursuant to this Exchange Notice are being acquired for the undersigned’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Date of Exchange:

Aggregate Exchange Amount to be exchanged:

Please confirm the following information:

Exchange Price (if applicable):

Number of shares of Common Stock to be issued:

Tax ID Number (if applicable):

Number of shares of Pledged Stock to be removed from the Pledged Collateral:

Please issue the Common Stock for which the Note is being exchanged in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

EXHIBIT 1 TO THE BEAMS POWER INVESTMENT LIMITED

EXCHANGE NOTICE

ACKNOWLEDGMENT

The Issuer hereby acknowledges this Exchange Notice and hereby directs [Insert Name of Transfer Agent] to transfer the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated August 10, 2011 (as may be amended or restated from time to time) from the Issuer and Synutra and acknowledged and agreed to by [Insert Name of Transfer Agent].

BEAMS POWER INVESTMENT LIMITED

By:
Name:
Title: